SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated September 22, 2006

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) 12 under the Securities Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) 12 under the Securities Act (17 CFR 240.13e-2(c))

Item 1.01                                             Entry Into a Material Definitive Agreement

On September 22, 2006, Zale Corporation (the “Company”) entered into a letter agreement with Rodney Carter regarding his employment as Group Senior Vice President and Chief Financial Officer of the Company.  The material terms of the letter agreement are described below.

Under the letter agreement, Mr. Carter will be employed as Group Senior Vice President and Chief Financial Officer of the Company at an annual base salary of $350,000.  Mr. Carter also will receive a signing bonus of $500,000.  Mr. Carter will receive a one-time grant of (1) 50,000 stock options that will vest in equal installments over four years, (2) 4,000 restricted stock units that will cliff vest in three years, and (3) 4,000 restricted stock units that will vest based on the Company’s achievement of specific performance criteria over a three year performance period ending July 31, 2009.  For the fiscal year ending July 31, 2007 (“Fiscal Year 2007”), Mr. Carter will be entitled to a grant of (1) 25,000 stock options, (2) 2,000 restricted stock units that will cliff vest in three years, and (3) 2,000 restricted stock units that will vest based on the Company’s achievement of specific performance criteria over a three year performance period.

Under the letter agreement, Mr. Carter also will be eligible to participate in the Company’s executive bonus program with a target bonus of 60% of his annual base salary, based on the Company’s achievement of its financial plan.  For Fiscal Year 2007, Mr. Carter will be eligible to participate on a pro-rata basis.  In addition, through the Company’s Comp Sales Bonus Plan, Mr. Carter will be eligible to receive 1% of his quarterly salary (2% for the second fiscal quarter which includes the Holiday season) for each 1% of positive quarterly comparable store sales.

Under the letter agreement, if the Company terminates Mr. Carter’s employment without cause, the Company will pay Mr. Carter an amount equal to two times his annual base salary as of the date of termination and an amount equal to two times the average of Mr. Carter’s annual bonus for the last three years.  In the event Mr. Carter’s employment with the Company is terminated within two years following a change of control of the Company (other than for cause) or Mr. Carter terminates his employment during such time for good reason, the Company will pay Mr. Carter an amount equal to three times his annual base salary as of the date of termination and an amount equal to three times the average of Mr. Carter’s annual bonus for the last three years.

Additional details of Mr. Carter’s employment arrangement with the Company will be reflected in an employment agreement between Mr. Carter and the Company.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 25, 2006 the Company announced that Rodney Carter had been appointed Group Senior Vice President and Chief Financial Officer of the Company, effective October 16, 2006.  Mr. Carter will report to Betsy Burton, President and Chief Executive Officer.

Mr. Carter, 48, was formerly the Senior Vice President and Chief Financial Officer of PETCO Animal Supplies, Inc., a leading chain of approximately 800 pet-oriented retail stores.  Prior to joining PETCO in 2004, he served as Executive Vice President and Chief Financial Officer for CEC Entertainment, Inc., a system of approximately 500 Chuck E. Cheese restaurants in the United States.  Mr. Carter also spent 12 years with J.C. Penney Company, Inc., progressing to Chief Financial Officer of JCPenney Credit.

Mr. Carter was not selected pursuant to any arrangement or understanding between him and any other person, other than the Board of Directors acting in its capacity as such.  There has been no transaction, or proposed transaction, to which the Company was or is to be a party and in which Mr. Carter had or is to have a direct or indirect material interest other than his employment arrangement with the Company.  There are no family relationships between Mr. Carter and any of the Company’s directors or other executive officers.

The information in Item 1.01 regarding the terms of Mr. Carter’s letter agreement with the Company is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

Date:	September 27, 2006	By:	/s/ Mary Elizabeth Burton
Mary Elizabeth Burton
President and Chief Executive Officer